Exhibit 99.1

Consent of Person Named as About to Become Director
October 1, 2021

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-1 of Aclarion, Inc., and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as a person anticipated to become a director of Aclarion, Inc. and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Amanda Sequira

Name: Amanda Sequira